U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Hollinger Inc.
     (See Schedule I for additional reporting persons)
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Hollinger International Inc.
401 North Wabash, Suite 740
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                                    (Street)

Chicago                               IL                  60611

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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Hollinger International Inc. (HLR)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

October 1999

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [x]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Class A. Common Stock                (2)              X              1,242,614    D      (3)      (4)           (5)       (5)
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

                                       Code V   (A)   (D)
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HI Series II
Call Options        (3)      (2)       X              (D)    (6)               (7)       (8)     (9)      (10)      (10)     (10)
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====================================================================================================================================

Explanation of Responses: See attached Schedule I for explanatory notes.

Hollinger Inc.
By:/s/ Charles G. Cowan                                   November 10, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

     Charles G. Cowan
     Vice-President and Secretary


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

The Ravelston Corporation Limited
By:/s/ Charles G. Cowan                                   November 10, 1999
--------------------------------------------            -----------------------
     **Signature of Reporting Person                             Date

     Charles G. Cowan
     Vice-President and Secretary


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

By:/s/ Barbara Amiel Black                                  November 10, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

By:/s/ Conrad M. Black                                     November 10, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  SCHEDULE 1
                                Notes to Form 4

Name and Address of Reporting Person:
     Hollinger Inc. ("HI")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
     Hollinger International Inc./HLR

Statement for Month/Year
     October 1999

Additional Reporting Persons:

     The Ravelston Corporation Limited ("Ravelston")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611
     Relationship to Issuer:  10% Owner

     Conrad M. Black ("CMB")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer:  Director, Officer and 10% Owner

     Barbara Amiel Black ("Amiel")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer: Director, Officer and 10% Owner via spouse CMB

Explanations:

(1)  (i)      For HI:               10% Owner
     (ii)     For Ravelston:        10% Owner
     (iii)    For CMB:              Director, Officer (Chairman,
                                    President and Chief Executive
                                    Officer) and 10% Owner

     (iv)    For Amiel:             Director and Officer
                                    (Vice President) and 10% owner via
                                    spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on various dates throughout the month of October in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Company's parent corporation.

(3) The consideration given for the exchange of each Series II Share was 0.46 of a Class A Common Share.

(4)  (i)      For HI:               25,428,817 Class A Common Shares
                                    held directly by HI, and indirectly
                                    via its wholly owned subsidiary
                                    504468 N.B. Inc.
         (ii)     For Ravelston:    25,428,817 Class A Common Shares
                                    indirectly via its control over
                                    HI.

         (iii)    For CMB:         25,428,817 Class A Common Shares
                                   via his control over Ravelston,
                                   which controls HI, 600 Class A
                                   Common Shares directly, 9,600
                                   Class A Common Shares indirectly
                                   via Conrad Black Capital
                                   Corporation, 50 Class A Common
                                   Shares indirectly via son, and
                                   500 Class A Common Shares
                                   indirectly via spouse.  CMB
                                   disclaims beneficial ownership
                                   of his son's and spouse's
                                   securities and this report shall
                                   not be deemed an admission that
                                   he is a beneficial owner of such
                                   securities for purposes of
                                   Section 16 or for any other
                                   purpose.

         (iv)     For Amiel:       25,428,817 Class A Common Shares
                                   via spouse's control over
                                   Ravelston, 500 Class A Common
                                   Shares directly, 9,600 Class A
                                   Common Shares indirectly via
                                   spouse's control over Conrad
                                   Black Capital Corporation, 50
                                   Class A Common Shares indirectly
                                   via spouse's son, and 600
                                   Class A Common Shares indirectly
                                   via spouse.  Amiel disclaims
                                   beneficial ownership of her
                                   spouse's and her spouse's son's
                                   securities and this report shall
                                   not be deemed an admission that
                                   he is a beneficial owner of such
                                   securities for purposes of
                                   Section 16 or for any other
                                   purpose.
     (5) (i)      For HI:          Directly.

         (ii)     For Ravelston:    Indirectly, via its control of
                                    HI.

         (iii)    For CMB:          Directly and indirectly,
                                    via his control of Ravelston,
                                    which controls HI.

         (iv)     For Amiel:        Directly and indirectly
                                    via her spouse, CMB, and his
                                    control of Ravelston, which
                                    controls HI.

(6)  Immediately.
(7)  Class A Common Stock of the Company.
(8)  1,242,614
(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.]$10.00 per share.

(10)     (i)      For HI:           15,390,633 Series II Shares
                                    remain outstanding, resulting in
                                    a put equivalent position with
                                    respect to 7,079,691 Class A
                                    Common Shares.
         (ii)     For Ravelston:    66,693 Series II Shares
                                    directly, resulting in a call
                                    equivalent position with respect
                                    to 30,803 Class A Common Shares.
                                    Via its control of HI, Ravelston
                                    indirectly beneficially owns
                                    HI's position in the Series II
                                    Shares.
         (iii)    For CMB:          1,611,039 Series II Shares
                                    directly, resulting in a call
                                    equivalent position with respect
                                    to 741,077 Class A Common
                                    Shares. Via his control of
                                    Ravelston (and its control of
                                    HI), CMB indirectly beneficially
                                    owns Ravelston's and HI's positions
                                    in the Series II Shares.
         (iv)     For Amiel:        Amiel disclaims beneficial
                                    ownership of CMB's securities
                                    and this report shall not be
                                    deemed an admission that she is
                                    a beneficial owner of such
                                    securities for purposes of
                                    Section 16 or for any other
                                    purpose.